Exhibit (a)(1)(E)

SUPPLEMENT TO THE

OFFER TO EXCHANGE

COMMON STOCK AND/OR CASH

FOR

ANY AND ALL OF THE OUTSTANDING AMERICAN DEPOSITARY SHARES, EACH REPRESENTING 1/100TH OF A SHARE OF 8.75% SERIES G CUMULATIVE REDEEMABLE PERPETUAL PREFERRED STOCK

AND

ANY AND ALL OF THE OUTSTANDING AMERICAN DEPOSITARY SHARES, EACH REPRESENTING 1/100TH OF A SHARE OF 8.625% SERIES H CUMULATIVE REDEEMABLE PERPETUAL PREFERRED STOCK

AND

CONSENT SOLICITATION STATEMENT

TO ADOPT THE PROPOSED AMENDED AND RESTATED

CERTIFICATES OF DESIGNATION FOR EACH SUCH SERIES OF PREFERRED STOCK

OF

NAVIOS MARITIME HOLDINGS, INC.

THE OFFER AND CONSENT SOLICITATION AND WITHDRAWAL RIGHTS EXPIRE

AT 11:59 P.M., NEW YORK CITY TIME, ON OCTOBER 17, 2016.

WE MAY EXTEND THE OFFER AND CONSENT SOLICITATION PERIOD AND WITHDRAWAL PERIOD AT ANY TIME.

The date of this supplement to the offer to exchange is September 29, 2016.

On September 19, 2016, Navios Maritime Holdings, Inc., a Marshall Islands corporation (the “Company”), distributed an offer to exchange (as amended, the “Offer to Exchange”) and the related letter of transmittal for each of the Series G ADSs and the Series H ADSs (collectively, the “Letters of Transmittal”), which, as amended or supplemented from time to time, together constitute the Exchange Offer in connection with effort to acquire any and all outstanding American Depositary Shares (“Series G ADSs”), each representing 1/100th of a Share of 8.75% Series G Cumulative Redeemable Perpetual Preferred Stock (the “Series G Preferred”) and any and all outstanding American Depositary Shares (“Series H ADSs”), each representing 1/100th of a Share of 8.625% Series H Cumulative Redeemable Perpetual Preferred Stock (the “Series H Preferred” and, together with the Series G Preferred, the “Preferred Shares”) from all tendering holders of Series G ADSs and Series H ADSs. The Company is now amending the Offer to Exchange, as amended and supplemented by this Supplement to the Offer to Exchange (this “Supplement,” which, together with the Offer to Exchange and the Letters of Transmittal, as they may hereafter be amended or supplemented from time to time, constitute the “Offer to Exchange”).

The terms and conditions set forth in the Offer to Exchange remain applicable in all respects to the Exchange Offer, except to the extent amended and supplemented by this Supplement. Where information in the Offer to Exchange is in conflict with, is supplemented by or replaced by information in this Supplement, the information provided in this Supplement shall govern. Capitalized terms used in this Supplement but not otherwise defined have the meanings ascribed to those terms in the Offer to Exchange.

EXCEPT AS DESCRIBED IN THIS SUPPLEMENT, ALL TERMS AND CONDITIONS OF THE EXCHANGE OFFER REMAIN UNCHANGED.

Addition of Maximum Cash and Common Stock

The Offer to Exchange is hereby amended as follows:

•	All occurrences of the text “However, no more than 50% of the total number of Series G ADSs and Series H ADSs tendered will receive cash. If Series G ADSs and Series H ADSs are tendered in excess of this limit, they will be subject to proration procedures and all such excess Series G ADSs and Series H ADSs will be deemed to have been tendered for, and will automatically receive, shares of Common Stock,” in the Offer to Exchange (including in two places on the Cover, page 1, page 7, page 9, page 14, page 18 and page 25), are deleted in their entirety and replaced with the following text:

“However, no more than 50% of the total number of Series G ADSs, as a class, tendered will receive cash and no more than 50% of the total number of Series H ADSs, as a class, tendered will receive cash. If Series G ADSs and Series H ADSs are tendered in excess of these respective limits, they will be subject to proration procedures and all such excess Series G ADSs and Series H ADSs will be deemed to have been tendered for, and will automatically receive, shares of Common Stock.”

•	After all occurrences of the text “All such Series G ADSs and Series H ADSs tendered will receive Common Stock,” in the Offer to Exchange (including in two places on the Cover, page 1, page 7, page 9, page 14, page 18 and page 25), the following sentence is hereby added:

“The maximum amount of cash that may be issued in exchange for all Series G ADSs and Series H ADSs tendered is $5.8 million and $13.8 million, respectively, and the maximum amount of Common Stock that could be issued if all holders of Series G ADSs and Series H ADSs elect to receive Common Stock is 9,539,744 shares and 22,513,723 shares, respectively.”

•	The subheading “Rule 14e-4 ‘Net Long Position’ Requirement” under the heading “The Exchange Offer” and three paragraphs in that subsection on page 28 in the Offer to Exchange are hereby deleted.

Summary Consolidated Financial Data

The Offer to Exchange is hereby amended to include summary consolidated financial data as follows:

•	The text below is hereby added after the end of the section with the heading “Summary Term Sheet” and before the section with the heading “Questions and Answer About the Exchange Offer.”

SUMMARY CONDOLIDATED FINANCIAL DATA

Our summary consolidated financial and other data for the years ended December 31, 2015, 2014 and 2013 and as of December 31, 2015 and 2014 is derived from our audited consolidated financial statements incorporated by reference in this Offer to Exchange, which have been audited by an independent registered public accounting firm. Our summary consolidated financial and other data for and as of the three months ended June 30, 2016 and June 30, 2015 is derived from our unaudited consolidated financial statements incorporated by reference in this Offer to Exchange. The information is only a summary and should be read in conjunction with the historical financial statements and related notes incorporated by reference in this Offer to Exchange. In the opinion of management, the unaudited financial statements referenced above include all adjustments, consisting of normal recurring adjustments, necessary for a fair statement of the results for the periods presented.

The historical results included below are not necessarily indicative of our future performance.

	Six Months Ended June 30,		Year Ended December 31,
	2016	2015	2015	2014	2013
	(in thousands of U.S. dollars)
Statement of Comprehensive Income/(Loss) Data
Revenue	$207,220	$238,119	$480,820	$569,016	$512,729
Administrative fee revenue from affiliates	10,945	7,804	16,177	14,300	7,868
Time charter, voyage and logistics business expenses	(82,476)	(127,790)	(247,882)	(263,304)	(244,412)
Direct vessel expenses	(64,759)	(66,565)	(128,168)	(130,064)	(144,074)
General and administrative expenses incurred on behalf of affiliates	(10,945)	(7,804)	(16,177)	(14,300)	(7,868)
General and administrative expenses	(12,830)	(15,479)	(34,183)	(45,590)	(44,634)
Depreciation and amortization	(46,959)	(48,684)	(120,310)	(104,690)	(98,124)
Interest income/(expense) and finance cost, net	(54,448)	(55,876)	(110,781)	(108,145)	(108,506)
(Loss)/Gain on derivatives	—	—	—	—	(260)
Gain on sale of assets/partial sale of subsidiary	—	—	—	—	18
Loss on bond and debt extinguishment	—	—	—	(27,281)	(37,136)
Other income/(expense), net	9,134	(5,235)	(30,201)	(9,673)	5,954

(Loss)/income before equity in net earnings of affiliate companies	(45,118)	(81,510)	(190,705)	(119,731)	(128,895)
Equity in net earnings of affiliated companies	16,376	31,880	61,484	57,751	19,344

Income/(loss) before taxes	(28,742)	(49,630)	(129,221)	(61,980)	(109,551)
Income tax benefit/(expense)	(424)	1,843	3,154	(84)	4,260

Net income/(loss)	(29,166)	(47,787)	(126,067)	(62,064)	(105,291)
Less: Net (income)/loss attributable to the noncontrolling interest	(4,715)	(3,704)	(8,045)	5,861	(3,772)

Net income/(loss) attributable to Navios Holdings common stockholders	(33,881)	(51,491)	(134,112)	(56,203)	(109,063)

Net income/(loss) attributable to Navios Holdings common stockholders, basic	(41,822)	(59,657)	(150,314)	(66,976)	(110,990)

Net income/(loss) attributable to Navios Holdings common stockholders, diluted	$(41,822)	$(59,657)	$(150,314)	$(66,976)	$(110,990)

	As of and for the Six Months Ended June 30,		As of and for the Year Ended December 31,
	2016	2015	2015	2014		2013
	(in thousands of U.S. dollars, except per share data)
Balance Sheet Data (at period end)
Current assets, including cash and restricted cash	$286,966	$291,526	$302,959	$417,131		$339,986
Total assets	3,001,695	2,985,184	2,958,813	3,127,697	(1)	2,886,453	(1)
Current liabilities, including current portion of long term debt	245,040	150,840	226,856	198,334	(1)	148,932	(1)
Total long term debt, including current portion	276,036	235,000	1,581,308	1,612,890	(1)	1,478,089	(1)
Total non-current liabilities	1,674,564	1,635,472	1,621,405	1,662,853	(1)	1,548,186	(1)
Navios Holdings’ stockholders’ equity	1,082,091	1,198,872	988,960	1,152,963		1,065,695
Other Financial Data
Net cash provided by operating activities	40,137	1,739	43,478	56,323		59,749
Net cash (used in)/provided by investing activities	(112,319)	(18,176)	(36,499)	(244,888)		(258,571)
Net cash provided by/(used in) financing activities	49,299	(50,753)	(91,123)	248,290		128,785
Book value per common share	8.73	10.03	8.95	10.89		10.22
Cash dividends per common share	—	0.12	0.17	0.24		0.24
Cash paid for common stock dividend declared	$—	$12,756	$19,325	$25,228		$24,710
Cash dividends per preferred share	49.8	106.3	216.7	99.9		200.0
Cash paid for preferred stock dividend declared	$3,681	$7,888	$16,025	$7,502		$1,696

(1)	Revised to reflect the adoption of ASU 2015-03.

Additional Information

If you have not previously tendered Series G ADSs or Series H ADSs and you wish to tender all or any portion of your Series G ADSs or Series H ADSs, you should follow the instructions described in the Offer to Exchange. You may tender your Series G ADSs or Series H ADSs by using the Letter of Transmittal provided with the Offer to Exchange and following the procedures for tendering Series G ADSs or Series H ADSs set forth in the Offer to Exchange.

If you have previously tendered your Series G ADSs or Series H ADSs, and you do not wish to withdraw the tender of all or any portion of those Series G ADSs or Series H ADSs, you do not need to take any further action in response to this Supplement.

If you have previously tendered Series G ADSs or Series H ADSs, and you wish to withdraw the tender of all of any portion of those Series G ADSs or Series H ADSs, please follow the procedures for withdrawal of tendered Series G ADSs or Series H ADSs, as set forth in the Offer to Exchange.

Sincerely,

Navios Maritime Holdings, Inc.

7 Avenue de Grande Bretagne, Office 11B2

Monte Carlo, MC 98000 Monaco

The Exchange Agent is The Bank of New York Mellon. The Letter of Transmittal and certificates representing Series G ADSs and Series H ADSs, and any other required documents should be sent or delivered by each holder of Series G ADSs or Series H ADSs or such holder’s broker or other securities intermediary to the Depositary at one of its addresses set forth below.

THE EXCHANGE AGENT FOR THE OFFER IS:

THE BANK OF NEW YORK MELLON

IF DELIVERING BY MAIL:

The Bank of New York Mellon

Voluntary Corporate Actions – Suite V

P.O. Box 43031

Providence, Rhode Island 02940-3031

United States of America

IF DELIVERING BY HAND OR COURIER:

The Bank of New York Mellon

Voluntary Corporate Actions – Suite V

250 Royall Street

Canton, Massachusetts 02021

United States of America

THE INFORMATION AGENT FOR THE OFFER IS:

GEORGESON LLC

Call Toll-Free (888) 607-9252

Contact via E-mail at: Navios@georgeson.com

Any question or request for assistance may be directed to the Information Agent at the phone number and email address listed above.

Requests for additional copies of the Offer to Purchase, the Letter of Transmittal, this Supplement or other documents related to the offer may also be directed to the Information Agent.